UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported	July 23, 2009 (July 21, 2009)

Anthracite Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-13937	13-3978906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(212) 810-3333

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation.

On July 22, 2009, Anthracite Capital, Inc. (the "Company") issued $31,250,000 aggregate principal amount of junior subordinated notes due October 30, 2035 (the "Notes") to Taberna Preferred Funding II, Ltd. ("Taberna") in exchange for $25,000,000 aggregate liquidation amount of trust preferred securities of Anthracite Capital Trust I (the "Exchanged Securities") beneficially owned by Taberna pursuant to a Junior Subordinated Indenture, dated as of July 22, 2009, between the Company and The Bank of New York Mellon, as trustee (the "Indenture"), and an exchange agreement, dated as of July 22, 2009, between the Company and Taberna, the terms of which agreement are substantially similar to the terms of the agreement described in the Company's Current Report on Form 8-K filed on June 4, 2009.

Pursuant to the Indenture, the Notes bear a fixed interest rate of 0.75% per year until the earlier of (i) July 22, 2013 and (ii) the date on which all of the existing senior secured loans under the Company's senior secured credit facilities with Bank of America, Deutsche Bank and Morgan Stanley are fully amortized, including certain deferred restructuring fees (the "Modification Period").  After the Modification Period, the Notes bear interest at the same rate as the Exchanged Securities. Interest payments are payable quarterly, commencing on July 30, 2009.  The first interest payment due on July 30, 2009 under the Notes is for the interest period from April 30, 2009.  All obligations under the Exchanged Securities, including accrued and unpaid interest thereunder, were accordingly fully discharged and satisfied.

Under the Indenture, from July 22, 2009 until the end of the Modification Period, the Company will be subject to limitations on its ability (i) to pay cash dividends on shares of its common stock or preferred stock or redeem, purchase or acquire any equity interests and (ii) to create, incur, issue or otherwise become liable for new debt other than trade debt, similar debt incurred in the ordinary course of business or debt in exchange for or to provide the funds necessary to repurchase, redeem, refinance or satisfy the Company's existing secured and senior unsecured debt.  In addition, during the Modification Period, the cure period for a default in the payment of interest when due is three days.  The Notes are contractually senior to the Company's remaining junior subordinated notes. The Notes otherwise generally have the same terms, including maturity date, as the Exchanged Securities.

Pursuant to the exchange agreement, the Company paid a transaction fee of approximately $250,000 to cover third party fees and costs incurred in connection with the exchange.

The foregoing summary does not describe all of the terms contained in the Indenture and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 hereto and is incorporated by reference herein.

Item 7.01.	Regulation FD Disclosure.

On July 21, 2009, the Company received a three-month extension of the waiver (the "Waiver") of covenant breach under its secured credit facility with BlackRock Holdco 2, Inc. The Waiver, which was previously described in the Company's 2008 fourth quarter earnings press release and had subsequently been extended to July 22, 2009, has been further extended by BlackRock Holdco 2, Inc. to October 22, 2009.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Document
4.1	Junior Subordinated Indenture, dated as of July 22, 2009, between Anthracite Capital, Inc. and The Bank of New York Mellon, as trustee

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTHRACITE CAPITAL, INC.

By:	/s/ Richard M. Shea
Name: Richard M. Shea
Title: President and Chief Operating Officer

Dated: July 23, 2009